News Release

For Immediate Release	For Further Information, Contact:
January 4, 2012	George Lancaster, Hines
713/966-7676
George.lancaster@hines.com

HINES GLOBAL REIT ACQUIRES 9320 EXCELSIOR BOULEVARD

(MINNEAPOLIS) –– The Minneapolis office of Hines, the international real estate firm, announced today that Hines Global REIT has acquired 9320 Excelsior, a seven-story office building located at the northeast corner of Highway 169 and Excelsior Boulevard in Minneapolis, Minnesota.  The seller was Cargill, an international producer and marketer of food, agricultural, financial and industrial products and services. Hines will assume property management responsibilities on behalf of Hines Global REIT.

    Completed in 2010, 9320 Excelsior contains 254,915 square feet, and is one of the three buildings that comprise the Excelsior Crossings campus.  The propery is Leadership in Energy and Environmental Design (LEED®) Gold certified.  The building is fully leased and occupied by Cargill.

    Hines Vice President Steve Luthman commented, “We are pleased to expand our Minneapolis portfolio with this quality asset and are delighted to form a new relationship with Cargill, one of the largest privately held companies in the world.”

     “9320 Excelsior is an excellent acquisition for the Hines Global REIT due to the strength of the tenant, quality of the asset and its great location,” said Charles Hazen, president and CEO of Hines Global REIT. “We plan on continuing our growth by acquiring market leading assets in top performing cities.”

    Hines Global REIT is a Houston-based, public, non-listed real estate investment trust sponsored by Hines.  Hines Global REIT commenced its $3.5 billion initial public offering in August 2009 and has raised over $900 million, which it invests in commercial real estate properties located in the United States and internationally.  To date, Hines Global REIT owns interests in 12 commercial properties. For additional information about Hines Global REIT, visit www.HinesREI.com.

    Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 50 years.  With offices in 108 cities in 18 countries, and controlled assets valued at approximately $23.7 billion (as of 12/31/10), Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

This material contains forward-looking statements (such as those concerning acquisition activity, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance, or related assumptions or forecasts) that are based on Hines Global REIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation those risks set forth in the "Risk Factors" section of Hines Global REIT’s prospectus and Hines Global REIT's Annual Report on Form 10-K for the year ended December 31, 2010 (available at www.HinesREI.com). Any of these statements could prove to be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that Hines Global REIT’s assumptions differ from actual results, Hines Global REIT’s ability to meet such forward-looking statements, including its ability to invest in a diversified portfolio of quality real estate investments and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements.